EXHIBIT 99.1





                       REPORT OF INDEPENDENT ACCOUNTANTS
                                   ----------



To the Board of Directors,
GS Financial Products US Co.:

We have audited the accompanying balance sheets of GS FINANCIAL PRODUCTS US Co. as of November 29, 1996 and November 28, 1997. These balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of GS Financial Products US Co., as of November 29, 1996 and November 28, 1997, in conformity with accounting principles generally accepted in the United States.

                                             COOPERS & LYBRAND L.L.P.



New York, New York
February 24, 1998.



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                          GS FINANCIAL PRODUCTS US Co.

                                 Balance Sheets
              (U.S. dollars in thousands, except share par value)
                                   ----------


                                 November 29, 1996          November 28, 1997
Assets:
Cash (Note 2)                              $11,524                     $1,661
Investment in affiliates (Notes 1 and 3)       679                        747
Receivables from affiliates                    130                        412
         Total assets                      $12,333                     $2,820

Liabilities and Shareholders' Equity:
Payables to affiliates                          $0                       $285
Other liabilities                              170                        170
         Total liabilities                     170                        455

Commitments and Contingencies (Note 3)

Shareholders' Equity:
Ordinary share capital
   $1 par value; 899,999 shares authorized,
   11,305 shares issued and outstanding         11                         11
Deferred share capital (Note 1)
   $1 par value; 1 share authorized,
    issued and outstanding                       -                          -
Additional paid-in-capital                  10,599                        599
Retained earnings                            1,553                      1,755
Total shareholders' equity                  12,163                      2,213
Total liabilities and shareholders' equity $12,333                     $2,820




    The accompanying notes are an integral part of the financial statements.


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                          GS FINANCIAL PRODUCTS US Co.

                            Notes to Balance Sheets
                                   ----------


1.   Business and Significant Accounting Policies:

     GS Financial Products US Co. ("US Co.") is a Cayman Islands limited liability corporation owned directly by GS Financial Products, L.P., a Cayman Islands exempted limited partnership, except for one non-participating deferred share (the "Deferred Share"), held by an outside party. The Deferred Share has sufficient voting power to permit its holder to block an attempt to voluntarily dissolve US Co. The Deferred Share has no other material economic or voting rights. The ultimate parent of US Co. is The Goldman Sachs Group, L.P., a Delaware limited partnership.

     US Co. is an approximate 1% owner and the general partner of GS Financial Products U.S., L.P. ("FPUS"), a Cayman Islands exempted limited partnership. US Co.'s investment in its affiliate (Note 3) is accounted for by the equity method. The sole business of US Co. is to manage FPUS.

     US Co.'s balance sheets have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the balance sheets in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts. The balance sheets are reported in U.S. dollars, the functional currency of US Co.

     As a Cayman Islands limited liability company, US Co. is not subject to income taxes.


2.   Cash:

     As of November 28, 1997 and November 29, 1996, cash was deposited in a brokerage account with an affiliate.

     The decrease in cash is the result of a $10 million distribution paid by US Co. to its ultimate parent, The Goldman Sachs Group, L.P.


3.   Investment in Affiliates:

     FPUS owns an approximate 2% general and limited partnership interest in GS Financial Products International, L.P. ("FPI"), which is also a Cayman Islands exempted limited partnership. Under Cayman Islands law, FPUS would be liable for all of the liabilities of FPI if it were to become insolvent.

     The business of FPUS and FPI is to enter into, as principal or guarantor, a variety of financial instruments such as swaps, options, futures, forwards, warrants and indexed debt instruments and the underlying financial instruments (i.e., securities, commodities or foreign currency). As of November 28, 1997 and November 29, 1996, the assets of FPUS consisted principally of obligations of major international financial institutions, primarily banks, which are rated A+ or better by at least one internationally recognized credit rating agency, cash and cash equivalents and securities owned. As of November 28, 1997 the assets of FPI consisted principally of cash and cash equivalents and equity securities of entities organized under Japanese law. FPI's functional currency is the Japanese Yen, and the amounts presented below were translated at the yen/dollar exchange rate in effect at the applicable balance sheet date.


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                          GS FINANCIAL PRODUCTS US Co.

                      Notes to Balance Sheets (Continued)
                                   ----------


Selected balance sheet data for FPUS and FPI ($ in millions):

                               November 29, 1996          November 28, 1997
                               -----------------          -----------------
FPUS
Total assets                               $371                        $582
Total liabilities                           237                         434
Partners' capital                           134                         148
Net income                                   14                          14

FPI
Total assets                               $400                        $235
Total liabilities                           304                         203
Partners' capital                            96                          32
Net income (loss)                         (0.3)                       (2.7)


The decrease in capital of FPI is the result of a Y6 billion distribution of capital made by FPI to GS Financial Products, L.P., one of FPI's general partners. As a result of this distribution, the FPUS' partnership interest in FPI increased from 1% to 2% in relation to the other general and limited partners of FPI.


4.   Related Party Transactions:

     An affiliate provides US Co. with operations and administrative support for which an agreed upon fee per annum is charged. US Co. also obtains brokerage and custodial services from affiliates.





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